December 24, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E., Mail Stop 3030
Washington, D.C. 20549
Attention Ms. Tara Harkins, Staff Accountant

Re:             WaferGen Bio-systems, Inc.
Amendment 1 to Form 10-KSB for the Year Ended December 31, 2007
Filed April 29, 2008
Form 10-Q for the Quarter Ended September 30, 2008
File No. 333-136424

Dear Ms. Harkins:

By way of letter dated December 17, 2008 from the staff of the United States Securities and Exchange Commission (the “Staff”) , WaferGen Bio-systems, Inc. (the “Company”) was provided with the Staff’s comments with respect to Amendment 1 to Form 10-KSB for the Year Ended December 31, 2007 and Form 10-Q for the Quarter Ended September 30, 2008.

The Company has been requested to respond to the Staff’s comments within 10 business days or tell the Staff when the Company will provide the Staff with a response.

Please be advised that the Company will provide a response no later than January 9, 2009.

Sincerely,

/s/ Amjad Huda

Amjad Huda
Chief Financial Officer